C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, July 25, 2006 -- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the three months and six months ended June 30, 2006. As previously reported, all share and per share data is reflective of a two-for-one stock split, effective October 14, 2005.

For the second quarter, gross profits increased 25.6 percent to $270.6 million from $215.4 million in 2005. Income from operations increased 29.4 percent to $103.9 million in the second quarter of 2006 from $80.3 million in the second quarter of 2005. Net income increased 35.0 percent to $66.6 million in the second quarter of 2006 from $49.3 million in the second quarter of 2005. Diluted net income per share increased 35.7 percent to $0.38 per share in the second quarter of 2006 from $0.28 per share in the second quarter of 2005.

For the six months ended June 30, 2006, gross profits increased 26.7 percent to $525.7 million from $414.8 million in 2005. Income from operations increased 32.6 percent to $196.4 million from $148.1 million in 2005. Net income increased 36.9 percent to $124.7 million from $91.1 million in 2005. Diluted net income per share increased 36.5 percent to $0.71 per share from $0.52 per share in 2005.

For the second quarter, total Transportation gross profits increased 27.6 percent to $232.9 million in 2006 from $182.6 million in 2005. Our transportation gross profit margin increased to 17.1 percent in 2006 from 16.3 percent in 2005.

Our truck transportation gross profits increased 24.4 percent in the second quarter of 2006. Approximately half of the growth was driven by increased volumes, with the remainder of the growth due to a small increase in gross profit margins and increased transportation rates.

Our intermodal gross profit increase of 30.9 percent in the second quarter of 2006 resulted from an increase in gross profit margins, offset by a slight decrease in volume. Our gross profit margin expanded due to rate increases and the elimination of some lower margin business.

In our international freight forwarding business, our ocean gross profits increased 40.6 percent and our air gross profits increased 177.4 percent in the second quarter of 2006. Excluding the impact of the acquisitions of Bussini Transport S.r.l. ("Bussini") and Hirdes Group Worldwide ("Hirdes"), announced in the third quarter of 2005, we estimate our ocean gross profits would have increased approximately 25 percent in the second quarter of 2006. Our growth was driven by increased volumes and expanded margins, due to increased availability of capacity in the marketplace. Excluding the acquisitions, our air gross profits would have increased approximately 70 percent in the second quarter of 2006, due to increased volumes with project-related business and increased volume in the Asia Pacific region.

Miscellaneous transportation gross profits consist primarily of transportation management fees, customs brokerage fees, and warehouse and cross-dock services. The increase of 42.4 percent in the second quarter was driven by increases in our transportation management fees and customs brokerage business. Excluding the impact of the acquisitions of Bussini and Hirdes, we estimate our miscellaneous transportation gross profits increased approximately 35 percent.

For the second quarter, Sourcing gross profits increased 13.8 percent to $26.8 million in 2006 from $23.6 million in 2005. This increase was due to higher volumes with retail and foodservice customers through integrated programs.

For the second quarter, Information Services gross profits increased 17.3 percent to $10.9 million in 2006 from $9.3 million in 2005, due to transaction volume growth.

For the quarter, operating expenses increased 23.4 percent to $166.7 million in 2006 from $135.1 million in 2005. This was due to an increase of 22.1 percent in personnel expenses and an increase of 28.1 percent in selling, general and administrative expenses. In the second quarter of 2005 we announced the recovery of $2.8 million from our insurance companies, as a result of a previously disclosed lawsuit to recover a settlement payment made by C.H. Robinson in a prior wrongful death action. Excluding that recovery, our selling, general and administrative expenses would have increased 16.8 percent in the second quarter of 2006.

As a percentage of gross profits, operating expenses decreased to 61.6 percent in 2006 from 62.7 percent in 2005. This decrease was due to a decline in personnel expenses as a percentage of gross profits from 49.3 percent to 47.9 percent, offset by an increase in selling, general and administrative expenses as a percentage of gross profits from 13.4 percent to 13.7 percent. Excluding the recovery from our insurance companies in the second quarter of 2005, our selling, general and administrative expenses would have decreased as a percentage of gross profits from 14.7 percent in the second quarter of 2005 to 13.7 percent in the second quarter of 2006. We gain leverage in periods of strong gross profit growth in our personnel expenses and also in several categories of our selling, general and administrative expenses.

On May 18, 2006, we acquired Payne, Lynch & Associates, Inc ("Payne Lynch"), a non-asset based, third party logistics company that specializes in flat bed and over dimensional freight brokerage. Payne Lynch has 48 employees and is located in Sartell, Minnesota.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 20,500 customers through a network of 203 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 40,000 carriers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Second Quarter 2006 Earnings Conference Call

Wednesday, July 26, 2006 10:00 a.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access:800-240-5318

Webcast replay available through August 9, 2006; Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on July 29, 2006: 800-405-2236; passcode:11065323#

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Gross Revenues:
Transportation	$ 1,363,246	$ 1,122,305	$ 2,579,155	$ 2,122,241
Sourcing	326,853	273,549	600,275	479,658
Information Services	10,898	9,288	20,682	18,183
Total gross revenues	1,700,997	1,405,142	3,200,112	2,620,082
Gross Profits:
Transportation
Truck	201,431	161,983	396,564	316,003
Intermodal	9,572	7,312	17,503	14,268
Ocean	8,595	6,114	17,419	11,774
Air	6,433	2,319	11,477	4,986
Miscellaneous	6,891	4,840	12,926	9,383
Total transportation	232,922	182,568	455,889	356,414
Sourcing	26,799	23,556	49,105	40,197
Information Services	10,898	9,288	20,682	18,183
Total gross profits	270,619	215,412	525,676	414,794

Operating costs and expenses:
Personnel expenses	129,609	106,138	256,820	207,067
Selling, general, and administrative expenses	37,092	28,945	72,504	59,606
Total operating expenses	166,701	135,083	329,324	266,673
Income from operations	103,918	80,329	196,352	148,121

Investment and other income	2,877	1,287	5,542	2,418

Income before provision for income taxes	106,795	81,616	201,894	150,539
Provision for income taxes	40,201	32,269	77,186	59,416
Net income	$ 66,594	$ 49,347	$ 124,708	$ 91,123

Net income per share (basic)	$ 0.39	$ 0.29	$ 0.73	$ 0.54
Net income per share (diluted)	$ 0.38	$ 0.28	$ 0.71	$ 0.52
Weighted average shares outstanding (basic)	171,215	170,236	171,051	170,056
Weighted average shares outstanding (diluted)	175,198	174,394	175,070	174,264

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	June 30, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$ 239,406	$ 230,628
Available-for-sale securities	123,155	122,551
Receivables, net	788,467	716,725
Other current assets	22,650	14,877
Total current assets	1,173,678	1,084,781

Property and equipment, net	66,108	60,721
Intangible and other assets	287,664	249,566
	$ 1,527,450	$ 1,395,068

Liabilities and stockholders' investment
Current liabilities
Accounts payable and outstanding checks	$ 539,188	$ 473,882
Accrued compensation	57,932	94,333
Other accrued expenses	51,181	44,268
Total current liabilities	648,301	612,483

Long term liabilities	1,243	2,548
Total liabilities	649,544	615,031

Total stockholders' investment	877,906	780,037
	$ 1,527,450	$ 1,395,068

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited) (In thousands, except operational data)
	Six months ended June 30,

	2006	2005
Operating activities:
Net income	$ 124,708	$ 91,123
Stock-based compensation	26,856	18,982
Depreciation and amortization	11,547	8,613
Other non-cash expenses, net	(163)	962
Net changes in operating elements	(47,265)	(42,105)
Net cash provided by operating activities	115,683	77,575

Investing activities:
Net property additions	(15,802)	(12,455)
Cash paid for acquisitions	(33,974)	(43,590)
Purchases of available-for-sale securities	(55,116)	(51,620)
Sales/maturities of available-for-sale securities	54,512	50,824
Other assets, net	(928)	(1,609)
Net cash used for investing activities	(51,308)	(58,450)

Financing activities:
Net repurchases of common stock	(21,560)	(4,560)
Excess tax benefit from stock based compensation plans	9,367	2,273
Cash dividends	(45,370)	(25,703)
Net cash used for financing activities	(57,563)	(27,990)
Effect of exchange rates on cash	1,966	(664)

Net increase (decrease) in cash and cash equivalents	8,778	(9,529)
Cash and cash equivalents, beginning of period	230,628	166,476
Cash and cash equivalents, end of period	$ 239,406	$ 156,947

	As of June 30,
	2006	2005
Operational Data:
Employees	6,382	5,368
Branches	203	178

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